                                                                    Exhibit 16.1



                          [Arthur Andersen Letterhead]



July 16, 2002


Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549



Dear Sir,



We have read paragraphs 2 and 3 and paragraph 5 sentence 1 of Item 4 included in the Form 8-K dated July 10, 2002 of Poland Communications Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.



Very truly yours,

/s/ ARTHUR ANDERSEN SP. Z O.O.
------------------------------
Arthur Andersen Sp. z o.o.

cc:  Mrs. Joanna Nieckarz, CFO, UPC Polska, Inc.